Exhibit 99.1

Accenture Reports Fourth-Quarter and Full-Year Fiscal 2003 Results

— Company Achieves 2 Percent Revenue Growth for Full Year and

12 Percent Revenue Growth for Fourth Quarter —

NEW YORK; Oct. 9, 2003 — Accenture (NYSE: ACN) today reported results for the full fiscal year and fourth quarter ended Aug. 31, 2003.

Fiscal Year 2003

Revenues before reimbursements (“net revenues”) for the full fiscal year 2003 were $11.82 billion, compared with $11.57 billion for the full fiscal year 2002, an increase of 2 percent in U.S. dollars and a decrease of 4 percent in local currency.

Diluted earnings per share for fiscal year 2003 were $1.05, compared with $0.56 for fiscal year 2002. Fiscal year 2002 diluted earnings per share included a loss on investments of $321 million, or $0.28 per share, and a real estate consolidation charge of $111 million, or $0.07 per share.

Operating income for fiscal year 2003 was $1.55 billion, compared with $1.39 billion for fiscal year 2002, an increase of $166 million. Fiscal year 2002 operating income included a $111 million real estate consolidation charge. Operating income as a percentage of net revenues for fiscal year 2003 was 13.1 percent, compared with 12.0 percent in fiscal year 2002.

The total gross margin for fiscal year 2003 was 36.5 percent of net revenues, compared with 40.4 percent of net revenues for fiscal year 2002. This change resulted from the shift in the company’s mix of business toward outsourcing, which has lower gross margins, particularly during the first year of new contracts, and from continuing pricing pressures.

The decline in the gross margin was offset by improved efficiencies in selling, general and administrative costs as a result of the company’s ongoing cost-management initiatives. Selling, general and administrative costs for fiscal year 2003 decreased $423 million, or 13 percent, from fiscal year 2002, and decreased as a percentage of net revenues from 27.5 percent to 23.3 percent. These cost savings were primarily due to decreases of $143 million in facilities and technology costs; $100 million in bad debt expense; $61 million in business-protection expense; $55 million in business- and market-development spending; and $29 million in variable compensation costs.

Accenture recorded variable compensation expense of $11 million in fiscal year 2003, compared with $105 million in fiscal year 2002. The company accrues compensation expense for payments of variable compensation to be made to its executives in later fiscal periods.

The company’s effective annual tax rate for fiscal year 2003 decreased from 38 percent to 35.1 percent. This reduced the provision for taxes by $47 million, resulting in a $0.05 benefit to diluted earnings per share for the full fiscal year. The reduction in the tax rate was primarily due to the favorable settlement of certain prior-year non-U.S. income tax liabilities and lower-than-estimated non-U.S. withholding tax requirements.

Income before minority interest for fiscal year 2003 was $1.05 billion, compared with $576 million in fiscal year 2002. Fiscal year 2002 income before minority interest included a $321 million loss on investments and a $111 million real estate consolidation charge, as well as a corresponding tax benefit of $79 million.

Accenture’s total cash balance, including cash equivalents and restricted cash, at Aug. 31, 2003, was $2.42 billion. For fiscal year 2003, operating cash flow was $1.51 billion and free cash flow, defined as operating cash flow net of property and equipment additions of $212 million, was $1.30 billion. For fiscal year 2002, operating cash flow was $1.06 billion, free cash flow was $801 million, and property and equipment additions were $263 million. Total debt at Aug. 31, 2003, was $60 million.

Outsourcing accounted for $3.57 billion of net revenues for fiscal year 2003, an increase of 37 percent in U.S. dollars and 32 percent in local currency over the full fiscal year 2002. Consulting revenues were $7.92 billion of net revenues for fiscal year 2003, representing a decrease of 10 percent in U.S. dollars and a decrease of 16 percent in local currency from the full fiscal year 2002.

Net revenues for Accenture’s five operating groups in fiscal year 2003 were as follows:

•	Communications & High Tech: $3.29 billion, compared with $3.18 billion for fiscal year 2002, an increase of 3 percent in U.S. dollars, primarily due to increased revenues from large outsourcing contracts and favorable currency translation offsetting lower consulting revenues.

•	Financial Services: $2.36 billion, compared with $2.37 billion for fiscal year 2002, representing flat growth year-over-year in U.S. dollars, as favorable currency translation and growth in outsourcing were offset by lower consulting revenues, primarily due to the impact of the economic downturn on the capital markets industry.

•	Government: $1.58 billion, compared with $1.32 billion for fiscal year 2002, an increase of 20 percent in U.S. dollars, mainly driven by strong growth in both consulting and outsourcing revenues as well as favorable currency effects. Revenue growth in fiscal year 2003 was sourced primarily from clients in the U.S. Federal government, U.S. state and local governments, particularly in California, and from clients in Western Europe.

•	Resources: $1.97 billion, compared with $2.01 billion for fiscal year 2002, a decrease of 2 percent in U.S. dollars. Decreases in consulting revenues more than offset strong growth in outsourcing, as weakness in the Chemicals, Energy, Forest Products and Metals & Mining industry groups offset favorable currency translation and growth in the Utilities industry group.

•	Products: $2.61 billion, compared with $2.70 billion for fiscal year 2002, a decrease of 3 percent in U.S. dollars, primarily as a result of planned reductions in activity in the Retail industry group in Europe and decreases in Health Services industry group revenues, offsetting favorable currency effects and growth in the Pharmaceuticals & Medical Products industry group.

Net revenues by geographic region in fiscal year 2003 were as follows:

•	Europe, Middle East and Africa (EMEA): $5.35 billion, compared with $4.96 billion for fiscal year 2002, an increase of 8 percent in U.S. dollars and a decrease of 6 percent in local currency, reflecting the weakening of the U.S. dollar against all major currencies, most notably the Euro and the British pound.

•	Americas: $5.67 billion, compared with $5.84 billion, a decrease of 3 percent in U.S. dollars and a decrease of 2 percent in local currency.

•	Asia Pacific: $0.79 billion, compared with $0.78 billion, an increase of 2 percent in U.S. dollars and a decrease of 3 percent in local currency.

Fourth Quarter 2003

Net revenues for the fourth quarter of fiscal year 2003 were $3.02 billion, compared with $2.69 billion for the fourth quarter of fiscal year 2002, an increase of 12 percent in U.S. dollars and an increase of 5 percent in local currency.

Diluted earnings per share for the fourth quarter were $0.25, compared with $0.08 for the fourth quarter of fiscal year 2002. Diluted earnings per share in the fourth quarter of fiscal year 2002 included a real estate consolidation charge of $111 million, or $0.07 per share, and a loss on investments of $15 million, or $0.01 per share.

Operating income for the fourth quarter of fiscal 2003 was $350 million, compared with $148 million for the fourth quarter of fiscal 2002, an increase of $202 million. Operating income for the fourth quarter of fiscal 2002 included a $111 million real estate consolidation charge. Operating income as a percentage of net revenues for the fourth quarter of fiscal 2003 was 11.6 percent, compared with 5.5 percent for the fourth quarter of fiscal 2002.

The total gross margin for the fourth quarter of fiscal 2003 was 34.4 percent of net revenues, compared with 39.5 percent of net revenues for the fourth quarter of fiscal 2002. This change resulted from the shift in the company’s mix of business toward outsourcing, which has lower gross margins, particularly during the first year of new contracts; continuing pricing pressures; and a reversal in the fourth quarter of fiscal 2002 of previously accrued variable compensation costs, which favorably affected the gross margin in that quarter.

The decline in the gross margin for the fourth quarter of fiscal 2003 was partially offset by improved efficiencies in selling, general and administrative costs as a result of the company’s ongoing cost-management initiatives, as well as by a benefit of $30 million due to reductions in estimated liabilities related to favorable experience in bad debts and other estimated liabilities that are not expected to recur. Selling, general and administrative costs for the fourth quarter of fiscal 2003 decreased $115 million, or 14 percent, from the fourth quarter of fiscal 2002, and decreased as a percentage of net revenues from 29.8 percent to 22.8 percent. The selling, general and administrative cost savings were primarily due to decreases of $27 million in facilities and technology costs; $14 million in bad debt expense; $13 million in business- and market-development spending; and $9 million in business-protection expense.

Accenture did not accrue for additional variable compensation expense in the fourth quarter of fiscal 2003 and did not reverse any previously accrued variable compensation. The company expects to pay $16 million of fiscal year 2003 variable compensation in the first quarter of fiscal year 2004. Severance expense for the fourth quarter of fiscal year 2003 was $32 million. In the fourth quarter of fiscal year 2002, Accenture incurred severance costs of $93 million and retention payments of $32 million, offset by reductions of variable compensation of $140 million.

The decrease in the company’s effective annual tax rate for fiscal 2003 reduced the tax rate for the fourth quarter to 31 percent and reduced the provision for taxes by $19 million, resulting in a $0.02 benefit to diluted earnings per share.

Income before minority interest for the fourth quarter of fiscal 2003 was $251 million, compared with $78 million for the fourth quarter of fiscal 2002. Income before minority interest for the fourth quarter of fiscal 2002 included a $15 million loss on investments and a $111 million real estate consolidation charge, as well as a corresponding tax benefit of $43 million.

Outsourcing accounted for $1.04 billion of net revenues for the fourth quarter of fiscal 2003, an increase of 41 percent in U.S. dollars and 33 percent in local currency over the fourth quarter of fiscal year 2002. Consulting accounted for $1.87 billion of net revenues for the fourth quarter, representing flat growth in U.S. dollars and a decrease of 8 percent in local currency from the fourth quarter of fiscal year 2002.

Net revenues for Accenture’s five operating groups in the fourth quarter of fiscal 2003 were as follows:

•	Communications & High Tech: $849 million, compared with $804 million for the fourth quarter of fiscal year 2002, an increase of 6 percent in U.S. dollars, due to increased outsourcing revenues and favorable currency translation.

•	Financial Services: $578 million, compared with $539 million for the fourth quarter of fiscal year 2002, an increase of 7 percent in U.S. dollars, primarily due to the strength of the Euro and outsourcing revenue growth in the Banking and Insurance industry groups.

•	Government: $443 million, compared with $328 million for the fourth quarter of fiscal year 2002, an increase of 35 percent in U.S. dollars, mainly due to strong growth in both consulting and outsourcing revenues as well as favorable currency translation.

•	Resources: $504 million, compared with $432 million for the fourth quarter of fiscal year 2002, an increase of 17 percent in U.S. dollars, primarily due to strong growth in the Utilities and Energy industry groups, partly offset by declines in the Chemicals, Forest Products and Metals & Mining industry groups.

•	Products: $642 million, compared with $589 million for the fourth quarter of fiscal year 2002, an increase of 9 percent in U.S. dollars. Revenue growth in the fourth quarter was led by strong revenue growth in the Pharmaceuticals & Medical Products industry group and increased outsourcing revenues across most other industry groups.

Net revenues by geographic region in the fourth quarter of fiscal year 2003 were as follows:

•	Europe, Middle East and Africa (EMEA): $1.33 billion, compared with $1.11 billion for the fourth quarter of fiscal year 2002, an increase of 20 percent in U.S. dollars and an increase of 3 percent in local currency, primarily reflecting the weakening of the U.S. dollar against the Euro and the British pound.

•	Americas: $1.48 billion, compared with $1.39 billion for the fourth quarter of fiscal year 2002, an increase of 6 percent in both U.S. dollars and local currency.

•	Asia Pacific: $201 million, compared with $187 million for the fourth quarter of fiscal year 2002, an increase of 8 percent in U.S. dollars and an increase of 2 percent in local currency, mostly reflecting the strengthening of the Australian dollar against the U.S. dollar.

“We are encouraged by Accenture’s 12 percent revenue growth in the fourth quarter, as well as by our 2 percent growth in revenues for the full year, which is evidence of the tremendous performance of our people in a year of challenging economic circumstances,” said Joe W. Forehand, Accenture chairman and CEO. “Looking ahead, we are well positioned — with the right strategy, the right people and a strong balance sheet — to further distinguish Accenture in the marketplace as we maintain our relentless focus on delivering innovative solutions and services that enable our clients to become high-performance businesses.”

Accenture also reiterated that, effective Sept. 1, 2003, it adopted, on a prospective basis, Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” relating to the timing of revenue and income in client engagements combining multiple services, such as consulting and outsourcing services. The company will continue to account for contracts signed on or before Aug. 31, 2003, under the previous Generally Accepted Accounting Principles (GAAP) guidelines. As of Sept. 1, 2003, the company began accounting for all new contracts in accordance with Issue No. 00-21, potentially changing the timing of revenue recognition and affecting margins in some situations, depending on the company’s ability to structure contracts to accommodate the requirements of Issue No. 00-21.

If Accenture had applied Issue No. 00-21 in the past, diluted earnings per share would have been approximately $0.02 lower in fiscal 2003 and $0.01 lower in fiscal 2002. In addition, the company would have reported, cumulatively, approximately $114 million less in net revenues, of which $65 million relates to fiscal 2003, $35 million relates to fiscal 2002, and $14 million relates to fiscal 2001; and $54 million less in operating income, of which $33 million relates to fiscal 2003, $15 million relates to fiscal 2002, and $6 million relates to fiscal 2001. Accenture believes the impact of Issue No. 00-21 will continue to be modest going forward because the company plans to structure its new client agreements taking into consideration the new rules. However, should the company sign a larger number of business transformation outsourcing agreements with clients, there could be a greater delay in revenue recognition and an increased effect on margins.

As previously stated, Accenture said that, excluding any future impact of EITF 00-21, it expects net revenue growth for fiscal year 2004 to be in the 5 percent to 10 percent range. The company also reiterated that, for the full fiscal year 2004, it expects operating cash flow to be $1.6 billion to $1.8 billion; property and equipment additions to be $300 million; free cash flow to be in the range of $1.3 billion to $1.5 billion; and the annual effective tax rate to be in the range of 36 percent to 38 percent. Accenture also reiterated that it is targeting new bookings for fiscal year 2004 to be in the range of $16 billion to $18 billion.

For the first quarter of fiscal 2004, Accenture expects net revenues to be in line with the current analysts’ consensus estimate of $3.09 billion and earnings per share to be in the range of $0.27 to $0.28. Given both known and potential accounting changes, Accenture will not be providing guidance for earnings per share for the full fiscal year 2004. The company reiterated that, internally for purposes of accruing variable compensation under its executive compensation plan, it will use earnings per share of $1.10 for fiscal year 2004.

As announced previously, Accenture’s recent primary and secondary offering of 82 million Class A common shares was priced at $21.00 per share. The underwriters of the offering have exercised their right to purchase an additional 12.3 million Class A common shares at a price of $21 per share pursuant to the overallotment option granted to them in connection with the offering. Accenture expects that after giving effect to all transactions related to the recent primary and secondary offering, including application of the underwriters’ overallotment option, its active partners will control approximately 46 percent of Accenture’s outstanding shares.

Standard & Poor’s Core Earnings*

As previously reported, in order to provide investors with an additional perspective, Accenture presents core earnings using Standard & Poor’s Core Earnings* methodology in addition to reporting earnings on a GAAP basis. Accenture’s S&P Core Earnings* calculation principally reflects adjustments to add back minority interest, includes stock option and related compensation expense, and excludes non-operational items such as net gains or losses on investments.

For fiscal year 2003, Accenture’s core earnings were $897 million, or $0.90 per fully diluted share, compared with $610 million, or $0.60 per fully diluted share, for fiscal year 2002. Accenture’s core earnings per share of $0.90 compare with reported fully diluted earnings per share of $1.05, primarily reflecting the impact of stock options and the company’s employee share purchase plan. For the fourth quarter of 2003, Accenture’s core earnings were $218 million, or $0.22 per fully diluted share, compared with $22 million, or $0.02 per fully diluted share, for the comparable period of fiscal year 2002. Accenture’s core earnings per share of $0.22 compare with reported fully diluted earnings per share of $0.25, primarily reflecting the impact of stock options and the company’s employee share purchase plan.

Accenture’s core earnings were calculated in consultation with Standard & Poor’s Corporate Value Consulting division to ensure consistency with the S&P Core Earnings* methodology. (A full reconciliation to GAAP earnings with notes is attached.)

Conference Call

Accenture will host a conference call at 8:15 a.m. EDT today to discuss its full fiscal year and fourth-quarter 2003 financial results. To participate, please dial +1 (888) 428-4470 [+1 (612) 326-1011] outside the United States, Puerto Rico and Canada approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering the passcode 699987 from 1:30 p.m. EDT Thursday, Oct. 9 through 11:59 p.m. EDT Thursday, Oct. 23.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 83,000 people in 47 countries, the company generated net revenues of US$11.8 billion for the fiscal year ended Aug. 31, 2003. Its home page is www.accenture.com.

This press release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statement made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Director, Corporate Communications

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Three Months Ended August 31, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	2003		2002
		% of Net Revenues			% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$3,017,009	100%	$2,691,672		100%
Reimbursements	445,332	15%	392,933		15%

Revenues	3,462,341	115%	3,084,605		115%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	1,978,081	66%	1,629,764		61%
Reimbursable expenses	445,332	15%	392,933		15%

Cost of services	2,423,413	80%	2,022,697		75%
Sales and marketing	370,090	12%	392,584		15%
General and administrative costs	318,743	11%	410,871		15%
Restructuring costs	—	0%	110,524		4%

Total operating expenses	3,112,246	103%	2,936,676		109%

OPERATING INCOME	350,095	12%	147,929		5%
Gain (loss) on investments, net	2,567	0%	(14,521)		(1%)
Interest income	10,532	0%	12,635		0%
Interest expense	(4,747)	0%	(12,608)		0%
Other income	6,032	0%	67		0%
Equity in losses of affiliates	(552)	0%	(192)		0%

INCOME BEFORE TAXES	363,927	12%	133,310		5%
Provision for taxes	112,752	4%	55,536		2%

INCOME BEFORE MINORITY INTEREST	251,175	8%	77,774		3%
Minority interest	(130,670)	(4%)	(39,627)		(1%)

NET INCOME	$120,505	4%	$38,147		1%

EARNINGS PER SHARE:
— Basic	$0.26		$0.08

— Diluted	$0.25		$0.08

ADJUSTED TO EXCLUDE 2002 RESTRUCTURING COSTS AND LOSS ON INVESTMENTS, NET (A)

INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$251,175		$77,774
Add Back: Restructuring costs, net of tax	—		68,525
Add Back: Loss on investments, net of tax	—		13,877

ADJUSTED INCOME BEFORE MINORITY INTEREST	$251,175		$160,176	(A)

ADJUSTED EARNINGS PER SHARE:
— Basic	$0.26		$0.17	(A)

— Diluted	$0.25		$0.16	(A)

WEIGHTED AVERAGE SHARES:
— Basic	470,389,376		468,829,346
— Diluted	996,778,954		1,006,394,255

(A) Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Years Ended August 31, 2003 and 2002

(In thousands of U.S. dollars, except share and per share data)

	2003 (Unaudited)		2002
		% of Net Revenues			% of Net Revenues
REVENUES:
Revenues before reimbursements (Net revenues)	$11,817,999	100%	$11,574,269		100%
Reimbursements	1,579,241	13%	1,530,755		13%

Revenues	13,397,240	113%	13,105,024		113%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	7,508,059	64%	6,896,975		60%
Reimbursable expenses	1,579,241	13%	1,530,755		13%

Cost of services	9,087,300	77%	8,427,730		73%
Sales and marketing	1,458,484	12%	1,565,616		14%
General and administrative costs	1,300,221	11%	1,615,703		14%
Restructuring costs	—	0%	110,524		1%

Total operating expenses	11,846,005	100%	11,719,573		101%

OPERATING INCOME	1,551,235	13%	1,385,451		12%
Gain (loss) on investments, net	10,123	0%	(321,127)		(3%)
Interest income	41,130	0%	46,185		0%
Interest expense	(21,016)	0%	(48,864)		0%
Other income	31,754	0%	14,993		0%
Equity in losses of affiliates	(409)	0%	(9,080)		0%

INCOME BEFORE TAXES	1,612,817	14%	1,067,558		9%
Provision for taxes	566,099	5%	491,071		4%

INCOME BEFORE MINORITY INTEREST	1,046,718	9%	576,487		5%
Minority interest	(548,480)	(5%)	(331,592)		(3%)

NET INCOME	$498,238	4%	$244,895		2%

EARNINGS PER SHARE:
— Basic	$1.06		$0.57

— Diluted	$1.05		$0.56

ADJUSTED TO EXCLUDE 2002 RESTRUCTURING COSTS AND LOSS ON INVESTMENTS, NET (A)

INCOME BEFORE MINORITY INTEREST AS REPORTED UNDER GAAP	$1,046,718		$576,487
Add Back: Restructuring costs, net of tax	—		68,525
Add Back: Loss on investments, net of tax	—		283,833

ADJUSTED INCOME BEFORE MINORITY INTEREST	$1,046,718		$928,845	(A)

ADJUSTED EARNINGS PER SHARE:
— Basic	$1.06		$0.93	(A)

— Diluted	$1.05		$0.91	(A)

WEIGHTED AVERAGE SHARES:
— Basic	468,592,110		425,941,809
— Diluted	996,754,596		1,023,789,546

(A) Adjusted Income Before Minority Interest and Adjusted Earnings Per Share are non-GAAP financial measures.

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three Months and Years Ended August 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended August 31,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002
OPERATING GROUPS
Communication & High Tech	$848,807	$804,457	6%		28%
Financial Services	577,941	538,510	7%		19%
Government	442,662	327,507	35%		15%
Products	642,159	588,966	9%		21%
Resources	503,667	432,076	17%		17%
Other	1,773	156	n/m		0%

TOTAL Net Revenues	3,017,009	2,691,672	12%		100%

Reimbursements	445,332	392,933	13%

TOTAL REVENUES	$3,462,341	$3,084,605	12%

GEOGRAPHY
Americas	$1,484,510	$1,394,126	6%	6%	49%
EMEA	1,331,175	1,110,486	20%	3%	44%
Asia Pacific	201,324	187,060	8%	2%	7%

TOTAL Net Revenues	3,017,009	2,691,672	12%	5%	100%

Reimbursements	445,332	392,933	13%

TOTAL REVENUES	$3,462,341	$3,084,605	12%

	Year Ended August 31,		Percent increase/ (decrease) US$	Percent increase/ (decrease) Local currency	Percent of Total 2003 Net Revenues
	2003	2002
OPERATING GROUPS
Communication & High Tech	$3,290,372	$3,181,658	3%		28%
Financial Services	2,355,321	2,366,427	0%		20%
Government	1,581,758	1,315,819	20%		13%
Products	2,613,303	2,695,978	(3)%		22%
Resources	1,966,043	2,005,045	(2)%		17%
Other	11,202	9,342	20%		0%

TOTAL Net Revenues	11,817,999	11,574,269	2%		100%

Reimbursements	1,579,241	1,530,755	3%

TOTAL REVENUES	$13,397,240	$13,105,024	2%

GEOGRAPHY
Americas	$5,671,026	$5,835,992	(3)%	(2)%	48%
EMEA	5,352,850	4,962,942	8%	(6)%	45%
Asia Pacific	794,123	775,335	2%	(3)%	7%

TOTAL Net Revenues	11,817,999	11,574,269	2%	(4)%	100%

Reimbursements	1,579,241	1,530,755	3%

TOTAL REVENUES	$13,397,240	$13,105,024	2%

n/m = not meaningful

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

August 31, 2003 and August 31, 2002

(In thousands of U.S. dollars)

	August 31,	August 31,
	2003	2002
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,332,161	$1,316,976
Restricted cash	83,280	79,445
Receivables from clients, net	1,416,153	1,330,642
Unbilled services	828,515	774,214
Other current assets	381,349	559,811

Total current assets	5,041,458	4,061,088

NON-CURRENT ASSETS:
Investments	29,083	76,017
Property and equipment, net	650,455	716,504
Other non-current assets	738,244	625,339

Total non-current assets	1,417,782	1,417,860

TOTAL ASSETS	$6,459,240	$5,478,948

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term debt	$46,162	$63,099
Accounts payable	573,201	450,208
Deferred revenue	676,841	543,917
Accrued payroll and related benefits	974,319	1,139,887
Other accrued liabilities	1,080,573	1,129,951

Total current liabilities	3,351,096	3,327,062

NON-CURRENT LIABILITIES:
Long-term debt	13,955	3,428
Other non-current liabilities	1,416,395	1,190,436

Total non-current liabilities	1,430,350	1,193,864

MINORITY INTEREST	883,586	519,396

EQUITY:
Shareholders’ equity	794,208	438,626

Total equity	794,208	438,626

TOTAL LIABILITIES AND EQUITY	$6,459,240	$5,478,948

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS*

METHODOLOGY

For the Three Months Ended August 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	2003	2002	Notes
Net Income	$120,505	$38,147

S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	130,443	39,627	[A]

	250,948	77,774
Include:

Employee stock option and share purchase plan expense	(37,560)	(90,073)	[B]

Pension adjustments	2,006	(5,566)	[C]

Exclude:

(Gain) loss on investments, net, excluding SFAS 133	(2,331)	11,911	[D]

(Gain) loss on disposal of property and equipment	8,707	5,205	[E]

Charges/reversals relating to prior-period restructuring charges	(17,861)	—	[F]

S&P Core Earnings* Adjustments before taxes	(47,039)	(78,523)

Tax effect	14,585	22,979	[G]

S&P Core Earnings* Adjustments, net	(32,454)	(55,544)

S&P Core Earnings*	$218,494	$22,230

EPS, S&P Core Earnings* (Diluted)	$0.22	$0.02

EPS, GAAP (Diluted)	$0.25	$0.08

Weighted Average Diluted Shares Outstanding	996,778,954	1,006,394,255	[H]

S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS*

METHODOLOGY

For the Years Ended August 31, 2003 and 2002

(In thousands of U.S. dollars)

(Unaudited)

	2003	2002	Notes
Net Income	$498,238	$244,895

S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	549,507	331,592	[A]

	1,047,745	576,487
Include:

Employee stock option and share purchase plan expense	(182,320)	(353,082)	[B]

Pension adjustments	(9,940)	(23,335)	[C]

Exclude:

(Gain) loss on investments, net, excluding SFAS 133	(10,534)	319,657	[D]

(Gain) loss on disposal of property and equipment	2,826	20,679	[E]

Charges/reversals relating to prior-period restructuring charges	(17,861)	—	[F]

S&P Core Earnings* Adjustments before taxes	(217,829)	(36,081)

Tax effect	67,124	69,139	[G]

S&P Core Earnings* Adjustments, net	(150,705)	33,058

S&P Core Earnings*	$897,040	$609,545

EPS, S&P Core Earnings* (Diluted)	$0.90	$0.60

EPS, GAAP (Diluted)	$1.05	$0.56

Weighted Average Diluted Shares Outstanding	996,754,596	1,023,789,546	[H]

S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

NOTES TO STANDARD & POOR’S CORE EARNINGS* ADJUSTMENTS

(Unaudited)

[A]	Some of our partners and former partners and their permitted transferees own shares in our subsidiary Accenture SCA and in our subsidiary Accenture Canada Holdings, Inc., which are non transferable except by exchange for shares in Accenture Ltd (or for cash at the Company’s option). The shareholders of Accenture SCA and Accenture Canada Holdings, Inc. have substantially the same rights and economic interests as Accenture Ltd shareholders and are subject to the same restrictions. In addition, we view and operate the business as a single enterprise. We similarly focus on the results of Accenture as a whole as we believe that this better reflects the substance of the overall Accenture corporate structure. Therefore, the minority interest related to these shareholders is added back to Net Income. Net income before Minority interest is also consistent with diluted shares, which assume the conversion of all minority Accenture SCA and Accenture Canada Holdings Inc. shares on a one for one basis.

[B]	As we elect to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee share options and purchase plans rather than the alternative fair value accounting provided for under SFAS 123, “Accounting for Stock-Based Compensation,” in which stock options and purchase plans are expensed, we have deducted the amount as computed under SFAS 123 in accordance with the S&P Core Earnings* methodology. The impact of income taxes and minority interests is shown in the following table:

	Three Months Ended August 31,		Year Ended August 31,
	2003	2002	2003	2002
Employee stock option and purchase plan expense, before tax and minority interest	$37,560	$90,073	$182,320	$353,082
Income tax benefit	(11,268)	(27,022)	(54,696)	(105,925)
Minority interest	(13,667)	(33,316)	(66,888)	(142,066)

Employee stock option and purchase plan expense, net of tax and minority interest	$12,625	$29,735	$60,736	$105,091

[C]	Under the S&P Core Earnings* methodology, pension service costs and interest costs (to the extent that interest cost exceeds actual returns on assets) are included in the Company’s core earnings. Other items, such as expected returns on plan assets and amortization of gains and losses and prior service costs, are not included in the S&P Core Earnings* methodology. Pension expense computed under generally accepted accounting principles has been adjusted to reflect service costs, interest costs, and actual returns on pension plan assets.

[D]	Under the S&P Core Earnings* methodology, investment gains and losses are not considered a part of the Company’s normal, or core, business. As such, these items are excluded from S&P Core Earnings*. No adjustment is required for SFAS 133 items for purposes of calculating S&P Core Earnings*. The adjustment represents Gain (loss) on investments, net as reported under generally accepted accounting principles adjusted for a SFAS No. 133 gain of $236 and a loss of $(2,609) for the three months ended August 31, 2003 and 2002, respectively, and losses of $(410) and $(1,470) for the years ended August 31, 2003 and 2002, respectively.

[E]	Under the S&P Core Earnings* methodology, gains and losses on disposal of property, plant and equipment are excluded from core earnings.

[F]	In connection with our transition to a corporate structure in 2001, Accenture recorded tax related re-organization costs of $455 million. In fiscal 2003, Accenture released $18 million net of interest related to this charge. Accenture did not record net income or expense related to this charge in fiscal 2002. Under the S&P Core Earnings* methodology amounts relating to restructuring charges recorded in prior periods do not relate to the on-going operations and are excluded from the calculation of core earnings.

[G]	Under the S&P Core Earnings* methodology, we have applied the statutory federal tax rate of 35% to the S&P Core Earnings* adjustments with the exception of stock options and purchase plans and certain investment losses. Stock options and purchase plans are tax affected using a 30% tax rate, which is consistent with the rate used in our financial statement disclosures and represents our best estimate of the tax benefit related to stock options and purchase plans. For year ended August 31, 2002, investment writedowns totaling $211,900 were not tax affected for financial statement purposes, as the tax benefits, if any, for these losses are not expected to be realized.

[H]	Diluted shares outstanding represent average shares outstanding for purposes of computing Diluted Earnings Per Share under generally accepted accounting standards, as well as Diluted Earnings Per Share under S&P Core Earnings* methodology.

* Standard & Poor’s Corporate Value Consulting (“S&P CVC”) has reviewed Accenture’s calculation of Core Earnings for consistency with Standard & Poor’s Core Earnings methodology. This review was based solely on financial information generated by Accenture; Standard & Poor’s has not conducted any review or undertaken to investigate or verify, and is not responsible for, the basis, adequacy, accuracy or completeness of the information used in Accenture’s calculation of Core Earnings. Standard & Poor’s review has been limited solely to the application of the Standard & Poor’s Core Earnings methodology to the specific financial information generated, prepared and provided by Accenture; Standard & Poor’s makes no representation as to the adequacy or accuracy of Accenture’s financial information used in the calculation. Standard & Poor’s has no duty to update its review of Accenture’s calculation of Core Earnings. Standard & Poor’s Core Earnings methodology is published on Standard & Poor’s web site at www.standardandpoors.com.